Exhibit 99.1

                                  NEWS RELEASE

Date:           April 12, 2005  5:00 p.m. E.S.T.
Contact:        James L. Saner, Sr., President and CEO
                MainSource Financial Group, Inc.  812-663-0157

                                                               [MainSource Logo]
                      MainSource Financial Group Announces
                     Offering of Common Stock - NASDAQ, MSFG

MainSource Financial Group, Inc. (NASDAQ: MSFG), announced today that it has filed a registration statement with the Securities and Exchange Commission with respect to the proposed offering by the company of up to $35 million of its common stock, including shares to cover over-allotments, if any. The offering will be lead managed by Stifel, Nicolaus & Company, Incorporated, and co-managed by Friedman Billings Ramsey, FTN Midwest Securities Corp., Howe Barnes Investments, Inc. and Ryan Beck & Co.

A registration statement on Form S-3 relating to these securities has been filed with the Securities and Exchange Commission, but is not yet effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy. There shall not be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities law of any such state.

A copy of the preliminary prospectus relating to the offering, when available, may be obtained from Stifel, Nicolaus & Company, Incorporated, 501 North Broadway, 9th Floor, St. Louis, Missouri 63102.

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ National Market (under the symbol: "MSFG") and is a community-focused, financial holding company with assets of approximately $1.5 billion. The Company operates 54 offices in 22 Indiana counties and six offices in three Illinois counties through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana; Peoples Trust Company, Linton, Indiana; and MainSource Bank of Illinois, Kankakee, Illinois. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company provides various related financial services through the Company's banking affiliates.

Forward-Looking Statements

The discussion in this press release includes certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic or market conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; and changes in the Company's financial condition or business prospects.